Exhibit 10.26
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between 2seventy bio, Inc., a Delaware corporation (the “Company”), and Victoria Eatwell (the “Executive”) is effective as of January 6, 2025 (the “Effective Date”). This Agreement supersedes in all respects all prior and contemporaneous agreements, representations and communications between the Executive and the Company regarding the employment of the Executive with the Company, including without limitation the Employment Agreement between the Executive and the Company dated on or about January 29, 2024 (including any amendments, the “Prior Employment Agreement”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of Section 3 (the “Term”).

(b)Position and Duties. During the Term, the Executive shall serve as the Chief Financial Officer, and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that they may hold from time to time. The Executive shall report to the CEO. The Executive shall devote their full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on boards of directors of another company, with the prior written approval of the Company’s Board of Directors (the “Board”), and may engage in religious, charitable or other community activities as long as such services and activities do not pose a conflict of interest or interfere with the Executive’s performance of their duties to the Company as provided in this Agreement.

2.Compensation and Related Matters.

(a)Base Salary. Executive’s base salary rate shall be $467,500.00 per year. The Executive’s base salary shall be redetermined annually by the Board or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The annual base salary rate in effect at any given time is referred to herein as “Base Salary.” The Executive’s Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be forty-five percent (45%) of their Base Salary, although any the actual incentive compensation amount shall be discretionary. To earn any incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c)Equity. Subject to approval by the Compensation Committee of the Board (or other appropriate Committee or designee as appointed by the Compensation Committee), on January 6, 2025 the Company will grant Executive (i) an option to purchase 72,000 shares of common stock in the Company at the then-current fair market value and (ii) restricted stock units for 108,000 shares of common stock in the Company at the stock’s then-current fair market value.  Vesting of these shares will commence on January 2, 2025 and shall be pursuant and subject to the terms of the Company’s 2021 Stock Option and Incentive Plan (the “Stock Plan”) and appropriate stock option and restricted stock unit agreements, in the Company’s standard form, as amended from time to time, and which, together with the Stock Plan, constitute the “Equity Documents.” You may be considered annually for additional equity grants, subject to the company’s sole discretion.

(d)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms and conditions of such plans.

3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death. The Executive’s employment hereunder shall terminate upon their death.

(b)Disability. The Company may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993,29
U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s dishonest statements or acts with respect to the Company, any affiliate of the Company or any of the Company’s current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Executive’s commission of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Executive’s failure to perform her assigned duties to the reasonable satisfaction of the Company, which failure, if curable, continues, in the reasonable judgment of the Company, after written notice given to the Executive by the Company; (iv) the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Executive’s violation of any provision of any agreement(s) between the Executive and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(d)Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s express written consent: (i) a material diminution in the Executive’s responsibilities, authority and function;
(ii) a material reduction in the Executive’s Base Salary except pursuant to a salary reduction program affecting substantially all of the employees of the Company, provided, that it does not adversely affect the Executive to a greater extent than other similarly situated employees and, provided further, that any reduction in the Executive’s Base Salary of more than ten percent (10%) shall constitute Good Reason; (iii) a material change of more than 30 miles in the geographic location at which the Executive must provide services to the Company (not including any remote working arrangement, or the cessation of any remote working arrangement, related to the COVID-19 pandemic, and not including travel on Company business to an extent substantially consistent with the Executive’s usual business travel obligations); or (iv) the material breach by the Company of the Company’s equity incentive plan or the stock option agreement governing the stock option granted to the Executive, if any, or any other material agreement between the Executive and the Company, if any, concerning the terms and conditions of the Executive’s employment, benefits or compensation. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary for the 30-day period immediately following the date on which a Notice of Termination is given to the Executive.

4.Compensation Upon Termination.

(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to her authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements, such payments to be made on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”). To the extent applicable, the Executive shall be deemed to have resigned from all applicable officer, board member and other positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
(b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates her employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive her Accrued Benefit. In addition, subject to the Executive signing a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment noncompetition provision and a seven (7) business day revocation period (the “Separation Agreement and Release” or “Release”) and the Separation Agreement and Release becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as the time frame set forth in the Separation Agreement and Release):

(i)the Company shall pay the Executive an amount equal to one times the Executive’s Base Salary (the “Severance Amount”); provided that in the event the Executive is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount received in any calendar year will be reduced by the amount the Executive is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and

(ii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iii)the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A- 2(b)(2).

(iv)The receipt of any severance payments or benefits pursuant to Section 4 will be subject to Executive not violating the Restrictive Covenant Agreement (defined below). In the event Executive breaches the Restrictive Covenant Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section
4 without affecting the Executive’s release or Executive’s obligations under the Separation Agreement and Release.

5.Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of the first Change in Control following the Transaction.
(a)Change in Control. During the Term, if within 12 months after a Change in Control (not including the Transaction), the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates her employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination,

(i)the Company shall pay the Executive a lump sum in cash in an amount equal to one times the sum of (A) the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), plus (B) the Executive’s Target Incentive Compensation (the “Change in Control Payment”). For purposes of this Agreement, “Target Incentive Compensation” shall mean the Executive’s target annual incentive compensation as set forth in Section 2(b); provided that the Change in Control Payment shall be reduced by the amount of the Restrictive Covenant Agreement Setoff, if applicable; and

(ii)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards granted to the Executive after the date of this Agreement that are subject to time-based vesting shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (i) the Date of Termination and (ii) the effective date of the Separation Agreement and Release. Except as provided in this subsection, the treatment of stock options and other stock- based awards held by the Executive as of the date of this Agreement shall be governed by the terms of the applicable option agreement or other stock based award agreement; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv)The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A)If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B)If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii)For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii)The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean “Sale Event,” as such term is defined in the Company’s 2021 Stock Option and Incentive Plan.

6.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non- qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenant Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.Continuing Obligations.

(a)Restrictive Covenants Agreement. Executive acknowledges and agrees that Executive’s existing Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”) remains in full effect. To the extent applicable law construes the Restrictive Covenants Agreement as a new agreement, the Executive acknowledges and agrees that (i) the Executive received the Restrictive Covenants Agreement with this Agreement and at least ten (10) business days before the Restrictive Covenants Agreement and this Agreement are to become effective; (ii) the Executive was advised to seek the advice of counsel before reviewing this Agreement and the Restrictive Covenants Agreement; (iii) the Restrictive Covenant Agreement shall be governed by Massachusetts law; and (iv) the Executive’s eligibility for enhanced compensation and benefits under this Agreement (including without limitation the Executive’s eligibility for bonus and severance compensation) shall, in each case, constitute mutually agreed-upon, fair and reasonable consideration for the Restrictive Covenants Agreement that is independent of the Executive’s employment with the Company. The Restrictive Covenants Agreement is in addition to, and does not supersede, Executive’s existing confidentiality and restrictive covenant obligations to the Company (the “Prior Obligations”) and such Prior Obligations remain in full effect. For purposes of this Agreement, the obligations in this Section, those contained in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants, including the Prior Obligations, shall collectively be referred to as the “Continuing Obligations.”

(b)Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding.  Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).

8.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter; including the Prior Agreement, provided that the Prior Obligations remain in full force and effect.

10.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement and the Prior Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

12.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenant Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.Effect on Other Plans and Agreements. Except for the Restrictive Covenants Agreement, in the

event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

18.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective
Date.

2SEVENTY BIO, INC.

/s/ William Baird___
By: WILLIAM BAIRD
Its: CEO

/s/ Victoria Eatwell_____
VICTORIA EATWELL

[Signature Page to the Employment Agreement]

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